Exhibit 2.1

ASSET PURCHASE AGREEMENT

FOR

NEW HAVEN LABORATORY

BETWEEN

INTERPACE BIOSCIENCES, INC.

AND

DIAMIR BIOSCIENCES, CORP.

This ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into on March 16, 2021 by and between Interpace Biosciences, Inc., a Delaware corporation with an office located at Morris Corporate Center 1, Building C, 300 Interpace Parkway, Parsippany, NJ 07054 (“Interpace” or “Seller”) and DiamiR Biosciences Corp., a Delaware corporation, with an office located at 11 Deer Park Drive, Suite 102G, Monmouth Junction, NJ 08852 (“DiamiR” or “Buyer”).

RECITALS

WHEREAS, Seller is engaged in the in the business of providing laboratory services to healthcare professionals; and

WHEREAS, the Buyer is a developer of blood-based diagnostic solutions for brain health and other indications; and

WHEREAS, the Seller desires to sell certain assets of Seller’s business on terms and conditions as set forth in this Agreement and Buyer desires to purchase such assets.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:

1.	PURCHASE AND SALE OF BUSINESS ASSETS.

1.1.	Purchase and Sale. The sale and purchase of the Business shall be deemed effective at 12:01 a.m. on the Closing Date (which shall be the “Effective Date” unless otherwise agreed in writing by the parties per Section 1.7), at which time Seller will sell, convey assign, transfer and deliver to the Buyer, upon and subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to (i) the Business (as herein defined); (ii) certain of the Seller’s Business assets as set forth in Section 1.3 free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except as further described in this Agreement; (iii) all of Seller’s rights, title and interest in the Business name “New Haven Laboratory” or any derivative thereof; (iv) those liabilities of the Business as set forth in Schedule 1.5; and (v) those obligations of the Business as set forth in Section 1.6. The Business, Business name, Business assets (including Business Property and other tangible and intangible assets) and Business rights that are being sold to Buyer shall hereinafter be called the “Purchased Assets”.

1.2.	Business. The “Business” shall mean the business operations of the New Haven Laboratory, located at 2 Church Street South, Suite B-05, New Haven, CT 06519.

1.3.	Purchased Assets of the Business. Shall include the following, as further set forth on Schedule 1.3 hereto:

1.3.1.	Customer and patient files, records and data, in all forms and formats;

1.3.2.	Laboratory certificates, regulatory permits and licenses, subject to receipt from applicable regulatory agencies;

1.3.3.	Laboratory equipment located on its premises or in storage;

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1.3.4.	Office supplies;

1.3.5.	Trademarks, service marks and trade names, whether registered or unregistered, as well as pending applications therefor;

1.3.6.	Telephone and Facsimile numbers of the Business;

1.3.7.	Technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property owned by the Business;

1.3.8.	Records, manuals and other documents, such as files, records, data, plans, contracts and recorded knowledge, in all forms and formats (collectively “Records”) relating to or used in or by the Business;

1.3.9.	The Corporate seals, certificate of incorporation, minute books, by-laws, and other records having to do with the corporate organization of the Business;

1.3.10.	Machinery, equipment (including computers and software), tools, furniture, furnishings, leasehold improvements and other tangible goods that are owned by the Business; and

1.3.11.	Vehicles and real property owned by the Business.

1.4.	Excluded Assets. The following assets are excluded from this Agreement and Seller shall retain such assets:

1.4.1.	Any cash or cash equivalents held by or on behalf of the Business, as well as all accounts receivable as of the Effective Date;

1.4.2.	All rights to invoice and collect outstanding accounts receivable for services rendered prior to the Effective Date.

1.4.3.	Insurance and insurance proceeds.

1.4.4.	Illumina MiSeq Equipment – Serial Number MSQ - M02301R

1.5.	Assumed Liabilities of the Business. As of the Effective Date, Buyer shall assume responsibility and liability for the following Business contracts, agreements and commitments as set forth below and listed within Schedule 1.5 hereto. Any liabilities not explicitly set forth in this Section 1.5 shall be excluded and retained by Seller. Seller shall reasonably cooperate and assist the Buyer in having such contracts, agreements and commitments transferred to Buyer or in effectuating an assignment of such Business contracts, agreements and commitments.

1.5.1.	The lease agreement for the Business operations located at 2 Church Street South, Suite B-05, New Haven, CT 06519 (“Lease Agreement”), as well as any other real property lease or rental agreements.

1.5.2.	Business certifications, permits and licenses, as listed on Schedule 1.3;

1.5.3.	Utilities used by the Business;

1.5.4.	Equipment leases, rental agreements, maintenance agreements, employment agreements with full time employees and such other written agreements to which the Business is a party as are listed on Schedule 1.5;

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1.5.5.	For a period of six (6) months from the Effective Date, Buyer shall employ the lab director, who shall devote fifty (50%) percent of his professional time to Interpace Projects, and 2.5 full time employees, and, thereafter, for an additional six (6) month period, Buyer shall maintain 1.5 full time employees and be responsible for employment of the lab director, who shall devote twenty-five (25%) percent of his professional time to Interpace Projects. Buyer agrees to retain those current Business employees listed on Schedule 1.5 and assume all responsibilities and liabilities for vacation time owed to Business employees prior to the Effective Date Buyer shall also be responsible for maintaining the benefit programs provided to such Business employees prior to the Effective Date. Alternatively, Buyer may permit said employees to enroll in Buyer’s benefit programs. Buyer shall continue to maintain and manage, as relevant with regard to the employees listed on Schedule 1.5, any employee pension program and shall assume all obligations and liabilities related to such program(s) as required by applicable U.S. federal, state and local laws and regulations, including but not limited to relevant employment and labor laws.

1.6.	Assumed Obligations of Buyer. Buyer agrees that it shall: i) assume and maintain the current Lease Agreement and pay all costs associated with such Lease Agreement, including but not limited to rent; and ii) maintain Business staffing of employees prior to the Effective Date, as set forth on Schedule 1.5, for no less than six (6) months after the Effective Date and in accordance with Section 1.7; provided, however, that should an employee voluntarily terminate his/her employment prior to the expiration of such period, Buyer shall have a commercially reasonable period of time to replace such employee.

1.7.	Agreement to Purchase. As of the Effective Date (“ Closing”; “Closing Date”), Buyer shall: i) purchase the Purchased Assets from Seller, upon and subject to the terms and conditions of this Agreement and, in reliance upon the representations, warranties and covenants of the Seller, in exchange for the Purchase Price (defined in Section 1.8); ii) assume responsibility for the Assumed Liabilities. Buyer shall not be responsible for any: x) liabilities of the Business that existed prior to the Effective Date (and which shall remain the responsibility of the Seller); or y) any liabilities other than the Assumed Liabilities (which shall remain the responsibility of the Seller); and iii) purchase commercially reasonable policies of insurance with respect to its obligations, responsibilities and liabilities as set forth in this Agreement and as otherwise required by Applicable Laws. For purposes of this Agreement, Applicable Laws shall mean all applicable U.S. federal, state and local laws and regulations, as well as accepted industry standards.

1.8.	Purchase Price. The purchase price for the Business shall be:

1.8.1.	42,820 shares of the Buyer’s common stock (the “Common Stock”). Buyer shall deliver to Seller within two (2) business days after the Effective Date, the duly authorized share certificate(s), having the Buyer’s corporate seal affixed, as well as other tangible evidence of Seller’s equity ownership.

1.8.2.	Other valuable consideration, consisting of a mutually executed Services Agreement, as set forth in Attachment A.

2.	REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

2.1.	Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

2.1.1.	Title. Seller has good and marketable title to the Purchased Assets, free and clear of any encumbrances, with full right and power to sell the Purchased Assets.

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2.1.2.	Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to execute, deliver and perform this Agreement and, upon execution and delivery, this Agreement will be a legally binding obligation of Seller that is enforceable in accordance with its terms.

2.1.3.	Consents and Approvals. No consent or approval of any person, including any governmental authority, is required for the execution and delivery of this Agreement by Seller and the performance of Seller’s obligations under this Agreement.

2.1.4.	No Encumbrances; No Litigation. Seller has good, valid and marketable title to the Purchased Assets. There are no liens or encumbrances of any kind affecting the Purchased Assets. There are no pending, outstanding or threatened claims, suits, proceedings, judgments, orders against or involving the Business or the Purchased Assets that will materially adversely affect Seller’s ability to fulfill its obligations under this Agreement. There are no existing agreements, options, commitments or rights with, to or in any person to acquire any of the Purchased Assets.

2.1.5.	Taxes. Seller shall remain responsible for all federal, state and local taxes due and owing prior to the Effective Date and represents that it has made all tax payments and deposits required by Applicable Laws, including but not limited to payments made with respect to employees’ withholding taxes.

2.1.6.	Tangible Assets. All tangible assets of the Business as of the Effective Date will be located within the Business and will not be removed by Seller without Buyer’s consent. Tangible assets of the business will be in good operating condition and repair, subject to normal wear and tear and maintenance and are usable in the regular and ordinary course of business of the Seller unless otherwise specifically noted to Buyer. Tangible assets transferred pursuant to this Agreement will include, as relevant, the transfer of Seller’s right, title and interest in any manufacturer warranties.

2.1.7.	Compliance with Applicable Laws. To the best of its knowledge, Seller has operated the Business through the Effective Date in compliance with Applicable Laws, including the requirements of any license, permit or authorization required for the conduct of Business operations.

2.1.8.	Due Diligence Information. Seller has permitted Buyer to review files and records that relate to the Purchased Assets prior to the Effective Date, including but not limited to financial and business performance-related information and represents that, to the best of its knowledge, such information is materially true and correct.

2.1.9.	Other Representation. Upon information and belief, none of the representations or warranties made by Seller in this Agreement will contain, as of the Effective Date, any untrue statement of a material fact or omit to state any fact that is material to the operation of the Business.

2.1.10.	Employment Matters. Except as set forth in Section 1.5 or Schedule 1.5, Seller is not a party to any employment agreements or collective bargaining agreements and to the Seller’s knowledge, there are no union efforts or activities in existence or threatened by any labor organization to organize the employees of the Seller. There are no strikes, lockouts or other labor activities in existence or, to the Seller’s knowledge, threatened.

2.1.11.	Common Stock. In connection with the issuance by Buyer of the Common Stock, Buyer represents and warrants that (i) it is an accredited investor as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”) and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the risks of the prospective investment in the Common Stock; (ii) is acquiring the shares of Common Stock for its own account and not for the purpose of resale or distribution; and (iii) that it understands that the shares of Common Stock are “restricted securities” and have not been registered under the Act or any applicable state securities law.

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2.2.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

2.2.1.	Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to execute, deliver and perform this Agreement and, upon execution and delivery, this Agreement will be a legally binding obligation of Buyer that is enforceable in accordance with its terms.

2.2.2.	Consents and Approvals. No consent or approval of any person, including any governmental authority, is required for the execution and delivery of this Agreement by Buyer and the performance of Buyer’s obligations under this Agreement.

2.2.3.	No Violation. The execution and delivery of this Agreement do not and Buyer’s performance of its obligations under this Agreement will not conflict with or result in a breach of or constitute a default under any agreement or instrument to which Buyer is a party or by which Buyer may be bound, or any judgment or order of any court or governmental agency, or Applicable Laws.

2.2.4	Issuance of Common Stock. The issuance of the Common Stock has been duly approved by the Buyer’s board of directors and upon issuance pursuant to the terms of this Agreement will be fully paid and non-assessable. Buyer further represents that the number of shares of Common Stock to be issued hereunder represents one percent (1%) equity ownership in Buyer, based upon a Thirty Million (USD $30 Million) valuation of the total business of Buyer.

2.3.	Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by the parties in this Agreement or in any certificate, schedule, statement, document, or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the closing of this transaction and each party shall be entitled to rely upon the representations, warranties, covenants and agreements set forth in this Agreement.

2.4.	Indemnification.

2.4.1.	Buyer Indemnification. Seller agrees to indemnify Buyer and its officers, directors, employees, agents, representatives, affiliated companies, successors and assigns (collectively, the “Buyer Parties”) and to hold it and them harmless against any loss. liability, deficiency, damage, or expense (including reasonable legal expenses and costs (“Loss”) that any of the Buyer Parties may suffer, sustain or become subject to as a result of: i) any material breach of a covenant or agreement of Seller herein; ii) the inaccuracy or breach of any material representation or warranty made by Seller in this Agreement; and iii) legal proceedings against any of the Buyer Parties asserting liability or claim, including but not limited to environmental liability claims, that were directly caused by the grossly negligent or willful actions or inactions of the Buyer during the time that it operated the Business and owned the Purchased Assets.

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2.4.2.	Seller Indemnification. Buyer agrees to indemnify Seller and its officers, directors, employees, agents, representatives, affiliated companies, successors and assigns (collectively, the “Seller Parties”) and to hold it and them harmless against any loss. liability, deficiency, damage, or expense (including reasonable legal expenses and costs (“Loss”) that any of the Seller Parties may suffer, sustain or become subject to as a result of: i) any material breach of a covenant or agreement of Buyer herein; ii) the inaccuracy or breach of any material representation or warranty made by Buyer in this Agreement; and iii) legal claims against any of the Seller Parties asserting liability or claim, including but not limited to environmental liability claims, directly caused by the negligent or willful actions or inactions of the Seller after the Effective Date relative to the Business and Purchased Assets.

2.4.3.	Defense of Claims. The Buyer or Seller Party that seeks indemnification (an “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) of any actual or potential claim (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice) and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party). Provided, however, that an Indemnified Party shall have the right to retain its own counsel and participate in the defense thereof, at its own cost. If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend the Indemnified Party, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the reasonable fees and expenses of counsel retained by the Indemnified Party and all other commercially reasonable expenses of investigation and litigation. The Indemnified Party, and its directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim. The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless: (a) there is no finding or admission of any violation of law or any violation of the rights of any person or entity by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action. Regardless of who controls the defense, the other party hereto shall reasonably cooperate in the defense as may be requested. Without limitation, the party hereto which is not the Indemnifying Party and (if different) the Indemnified Party, and their respective directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim.

3.	COVENANTS.

3.1.	Covenants of the Seller. Seller covenants that until the Closing Date of this transaction that Seller: i) will use commercially reasonable efforts to cause all conditions of closing this transaction to be satisfied; ii) conduct the operations of the Business only in the ordinary course and consistent with past practice; iii) maintain the assets in at least as good order and condition as historically has existed; and iv) comply with Applicable Laws as relevant to its business and its operation.

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3.2.	Covenants of the Buyer. Buyer covenants to use its best efforts to cause all conditions precedent to consummation of this Agreement to be fully satisfied. Additionally, Buyer covenants to provide to Seller with the services set forth as other valuable consideration in Section 1.8.2 in a timely and commercially reasonable manner, as agreed by the parties.

4.	CONDITIONS TO CLOSING THE TRANSACTION.

4.1.	Conditions to Buyer’s Obligations. The obligation of Buyer to purchase the Purchased Assets is subject to satisfaction, as of the Closing Date, of the following conditions:

4.1.1.	Representations and Warranties. Each of Seller’s representations and warranties, as well as other information delivered to Buyer pursuant to this Agreement, will be true in all material respects at and as of the Closing Date.

4.1.2.	Compliance with Conditions. Seller will have complied with and performed all agreements, covenants and conditions of this Agreement that are required to be performed by Seller. Further, Seller shall have taken actions and received approvals required for Seller to sell the Purchased Assets.

4.1.3.	No Adverse Change. There have been no material adverse changes to the Business or the Purchased Assets prior to the Closing Date.

4.1.4.	No Litigation. No legal or administrative suit or proceeding has been commenced or threatened relating to any of the transactions contemplated by this Agreement.

4.1.5.	Consents. Seller shall provide Buyer with any written consents that it requires in order to consummate the Closing; including but not limited to the Landlord’s consent to assignment of the Lease.

4.1.6.	Services Agreement. Receipt of the Services Agreement signed by the Seller.

4.1.7.	CLIA License. Confirmation of transfer of the Connecticut CLIA license to Buyer.

4.2.	Conditions to Seller’s Obligations. The obligation of Seller to sell the Purchased Assets is subject to satisfaction, as of the Closing Date, of the following conditions:

4.2.1.	Representations and Warranties. Each of Buyer’s representations and warranties, as well as other information delivered to Seller pursuant to this Agreement, will be true in all material respects at and as of the Closing Date.

4.2.2.	Compliance with Conditions. Buyer will have complied with and performed all agreements, covenants and conditions of this Agreement that are required to be performed by Buyer. Further, Buyer shall have taken actions and received approvals required for Buyer to purchase the Purchased Assets.

4.2.3.	No Litigation. No legal or administrative suit or proceeding has been commenced or threatened relating to any of the transactions contemplated by this Agreement.

4.2.4.	Consents. Buyer shall provide Seller with any written consents that it requires in order to consummate the Closing.

4.2.5.	Services Agreement. Receipt of the Services Agreement signed by the Buyer.

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5.	CLOSING.

5.1.	Time. The Closing of the purchase and sale of the Purchased Assets shall be effective as of the Closing Date as set forth in Section 1 of this Agreement and may be executed by the parties in counterparts as set forth in Section 7.9. In the event that the Closing Date does not occur within forty-five (45) days of execution of this Agreement as a result of one or both parties being able to satisfy the conditions set forth in Section, the other Party may terminate this Agreement upon thirty (30) days written notice, provided, however, that such termination shall not be effective if the Party then not in compliance with Section 4 is able to satisfy the required conditions prior to the expiration of such thirty (30) day period.

5.2.	Closing Deliverables of Seller. At the Closing, Seller shall deliver a Bill of Sale to Buyer (See Attachment B) and make available to Buyer: i) all documentation in the possession of Seller that is necessary to operate and use the Purchased Assets; and ii) such other instruments and documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

5.3.	Closing Deliverables of Buyer. At the Closing, Buyer shall provide the Purchase Price consideration as set forth in Section 1.8, as well a mutually executed Services Agreement relative to services to be provided by Buyer to Seller, as well as post-Closing obligations of Seller to Buyer (See Attachment A).

6.	POST-CLOSING OBLIGATIONS.

6.1.	Assurances. Each party will act in a commercially reasonable manner to accommodate the request of the other party to execute, acknowledge, deliver and record instruments and to do further acts as may be reasonably necessary, desirable or proper to carry out the intent of this Agreement.

6.2.	Access to Records. From and after the Effective Date, Seller shall permit Buyer and its representatives (e.g. attorneys, accountants) to have access to records that relate to the Purchased Assets and that remain in the custody or possession of Seller, as reasonably needed for Buyer to comply with its legal obligations or when needed for the operation of the Business.

7.	MISCELLANEOUS.

7.1.	General. This agreement contains the entire understanding, and shall supersede any oral or written agreements, and shall be binding upon and inure to the benefit of the parties. It may not be modified in any way without the written consent of both parties.

7.2.	Survival. The following Sections of this Agreement shall survive the Closing of this transaction: Sections 1, 2, 3, 6 and 7.

7.3.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, if assigned by mutual agreement, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement, as well as their respective successors and permitted assigns.

7.4.	Insurance. If relevant, Seller shall obtain and will maintain effective as of the Effective Date, insurance policies that provide coverage to insure the Purchased Assets against such risks and in such amounts as are prudent and customary in the industry.

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7.5.	Governing Law. Governing Law and Jurisdiction. This Agreement will be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of Delaware, without regard to conflict of law provisions.

7.6.	Dispute Resolution; Jurisdiction.

7.6.1.	Procedure. Except for requests for temporary, preliminary and/or permanent injunctive relief, any and all disputes or controversies arising out of or in any way relating to this Agreement, including its validity, shall be exclusively and finally resolved by binding arbitration in accordance with the commercial arbitration rules of the International Centre for Dispute Resolution (“ICDR”) then in effect. The arbitration shall be conducted in New York, New York, by a single, conflict free and neutral arbitrator reasonably knowledgeable about the life science industry and acceptable to both parties after good faith negotiation and discussion. If the parties cannot agree on a single arbitrator within thirty (30) days after a demand for arbitration has been made, ICDR shall appoint a conflict free and neutral arbitrator. Once appointed, the arbitrator shall hear and decide the issue(s) in controversy. The ICDR and arbitrator shall be paid a reasonable fee plus expenses. These fees and expenses, along with the fees and expenses of a court reporter, and any expenses for a hearing room, shall be allocated evenly between the parties. Each party shall be responsible for its own legal fees and expenses (including all expert witness fees and expenses), regardless of outcome. The arbitrator shall not have the authority to award attorneys’ fees or other costs of arbitration. The arbitrator shall rule on each disputed issue within thirty (30) days following completion of the hearing and any permitted post-hearing briefing. The arbitrator shall have no power to change the provisions of this Agreement or to make an award of reformation. The decision of the arbitrator shall be written and reasoned and based on application of the substantive laws of the State of Delaware per Section 7.5. The decision of the arbitrator shall be deemed final, binding and enforceable in any court of law having jurisdiction over the party against whom the award was rendered. By agreeing to arbitrate, the parties hereby are waiving any right to a jury trial.

7.6.2.	Confidentiality of Proceedings. All arbitration proceedings hereunder shall be confidential. Except as required by law, neither party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other party.

7.6.3.	Interim Equitable Relief. Each party shall, in addition to all other remedies accorded by law (or in equity) and permitted by this Agreement, be entitled to equitable relief (including but not limited to interim injunctive relief) in any court having jurisdiction to protect its interests. Neither party shall commence any court proceeding or action against the other to resolve any dispute, except (i) to enforce an arbitral award rendered pursuant to this Section 7.6, or (ii) for such injunctive relief.

7.7.	Notices. All notices, demands or other communications by either party to the other shall be in writing and shall be effective upon personal delivery or if sent by post, seventy-two (72) hours after being posted via common carrier. If by electronic mail, upon acknowledgement of receipt by the receiving party. All such notices shall be addressed as follows until such time as another address is given by notice pursuant to this provision:

Buyer

DiamiR Biosciences Corp.

Deer Park Drive, Suite 102G

Monmouth Junction, NJ 08852

Attention: CEO

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Seller

Interpace Biosciences, Inc.

Morris Corporate Center 1, Building C, 300 Interpace Parkway

Parsippany, NJ 07054

Attention: CEO

7.8.	Severability. If, in any judicial or arbitral proceedings, a court or arbitrator refuses to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any Applicable Laws may be waived, they are waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under Applicable Laws.

7.9.	Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

7.10.	Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action over and against any party to this Agreement.

7.11.	Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns, including the inventory and product acquired by Company.

7.12.	Interpretation. The captions and headings on the various sections of this Agreement shall not affect the meaning of any of its provisions. Unless the context clearly requires otherwise, (A) the plural and singular numbers shall each be deemed to include the other; (B) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (C) “or” is not exclusive; and (D) “includes” and “including” are not limiting.

7.13.	Authority. Any person signing this Agreement on behalf of any entity hereby represents and warrants in his or her individual capacity that he or she has full authority to do so on behalf of the entity.

7.14.	Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement and to otherwise cooperate fully with such other party in connection with the performance of such party’s obligations under this Agreement.

7.15.	Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

7.16.	Entire Agreement. This Agreement, together with schedules, Attachments and other documents delivered pursuant to this Agreement, constitutes the entire agreement between the parties with respect to its subject matter and supersedes and replaces any and all previous agreements and understandings, express and implied, oral or written, between the parties.

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Interpace/DiamiR – New Haven Laboratory Asset Purchase Agreement Signature Page

IN WITNESS WHEREOF, the parties execute this Agreement as of the date first set forth above. Each person who signs this Agreement below represents that such person is fully authorized to sign this Agreement on behalf of the applicable party.

Seller - Interpace Biosciences, Inc.	Buyer - DiamiR Biosciences Corp.

By:	By:

Print Name:	Print Name:

Title:	Title:

E-Mail:	E-Mail:

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Attachment A

Statement of Post-Closing Obligations of Seller - Services Agreement and Statements of Work #1 - 5

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Attachment B

Bill of Sale

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APA Schedule 1.3

●	Equipment – See Attachment A to Schedule 1.3

●	Regulatory Permits

○	CT Clinical Laboratory License – CL - 0664

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APA Schedule 1.5

●	New Haven Laboratory Personnel

○	Ablordoeppy, Kenny K.

○	Ciarletto, Andrea M.

○	Kumar, Gyanendra

○	Song-Yang, Joanna W.

●	New Haven Laboratory Lease Agreement

○	Building – 2 Church Street South, New Haven, CT 06519 between Interpace Diagnostics Lab Inc. (Tenant) and WE 2 Church Street South LLC (Landlord), with an original lease date of June 28, 2006

●	Vendor Contracts

○	Stericycle – Customer Number 8267477

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